Exhibit 99.1

CONTACT:	Glen Ponczak	RELEASE:	October 26, 2004
(414) 524-2375
Denise Zutz
(414) 524-3155

JOHNSON CONTROLS 2004 SALES UP 17%, EPS UP 18% TO $4.24;
FOURTH-QUARTER SALES INCREASE 13%, EPS UP 22% TO $1.41

     MILWAUKEE, WISCONSIN, October 26, 2004 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the fourth quarter and full year of 2004. The results qualify 2004 as the company’s 58th consecutive year of sales increases and the 14th straight year of increased earnings.

     John M. Barth, Chairman and Chief Executive Officer, said “We are pleased to have achieved strong growth in 2004. During the year we accelerated the rate of change in our businesses in response to challenging market conditions and to better align our resources with our future growth opportunities. We appreciate the support of our customers, suppliers and employees, as we work to continue to create value for all Johnson Controls constituencies, including our shareholders.”

Full-Year Results

     Sales totaled $26.6 billion, 17% higher than the $22.6 billion for the year ended September 30, 2003. The growth in revenues reflects a 20% increase in Automotive Group sales of seating, interiors and batteries, and a 9% increase in sales by the Controls Group. Operating income increased 12%, reaching $1.3 billion compared with the prior year’s $1.2 billion. Net income for fiscal 2004 was $818 million, up 20% from $683 million. The net income increase was aided by higher equity income and a lower effective tax rate. Diluted earnings per share for 2004 were 18% higher, reaching $4.24 compared with $3.60 for the prior year.

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October 26, 2004

     Included in 2004 selling, general and administrative expenses (SG&A), and recorded during the second quarter, was an $84.4 million non-cash gain on the transfer of certain pension obligations and related plan assets, associated with Automotive Group employees in Japan, to the Japanese government. Also recorded in SG&A in the second quarter were $82.4 million of restructuring costs involving workforce reductions and plant consolidations.

     The company’s financial position remained strong. The ratio of total debt to total capitalization of 33.9% increased slightly from 31.6% at June 30, 2004 due to the acquisition of the remaining interest in its Latin American automotive battery joint venture during the 2004 fourth quarter. The ratio of 33.9% was a decline from 35.6% at September 30, 2003.

     Fourth-Quarter Results

     Sales for the three months ended September 30, 2004 increased 13% to $6.8 billion from $6.0 billion for the same period of 2003. Operating income was $414 million, up 15% from last year’s $360 million. Net income rose 24% to $273 million, up from $220 million for the fourth quarter of 2003. The increase was aided by a lower effective tax rate and lower “miscellaneous-net” expenses. Diluted earnings per share increased 22% to $1.41 for 2004 from $1.16.

     The tax provision in the quarter benefited from a lower base effective tax rate and a $10 million favorable resolution of worldwide tax audits, which together contributed $.09 to diluted earnings per share.

     Johnson Controls Automotive Group sales increased 15% for the fourth quarter primarily reflecting the launch of new business and stronger shipments of seating, other interior systems and batteries. Industry vehicle production in North America is estimated to have been slightly below prior year amounts while European production is estimated to have been slightly higher. Operating income for the Group increased 19% over the fourth quarter of 2003. The increase reflects the higher volumes and benefits from operational improvements at the company’s European operations.

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October 26, 2004

     Controls Group sales increased 5% for the fourth quarter, led by stronger facility management activity and technical services revenues. Operating income was 4% above 2003 reflecting the growth in sales. The backlog of uncompleted contracts at the end of 2004 was 5% higher than one year ago. The company said that orders for controls systems installation contracts were below the prior year as lower domestic spending by the federal and state governments more than offset increased bookings in the education and health care sectors.

2005 Guidance

     Johnson Controls confirmed its October 8, 2004, guidance, which forecast record fiscal 2005 results, among other expectations.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months		Year Ended
	Ended September 30,		September 30,
	(unaudited)
	2004	2003	2004	2003
Net sales
Products and systems*	$5,798.5	$5,140.3	$22,849.7	$19,318.7
Services*	958.4	859.4	3,703.7	3,327.3

	6,756.9	5,999.7	26,553.4	22,646.0
Cost of sales
Products and systems	5,054.6	4,407.7	19,921.5	16,632.1
Services	798.4	719.1	3,109.0	2,793.7

	5,853.0	5,126.8	23,030.5	19,425.8

Gross profit	903.9	872.9	3,522.9	3,220.2

Selling, general and administrative expenses	490.2	512.8	2,221.8	2,058.6

Operating income	413.7	360.1	1,301.1	1,161.6

Interest income	5.0	2.9	14.0	10.2
Interest expense	(32.9)	(28.6)	(110.8)	(113.7)
Equity income	18.5	17.4	71.0	54.9
Miscellaneous — net	(11.6)	(26.3)	(63.2)	(55.5)

Other income (expense)	(21.0)	(34.6)	(89.0)	(104.1)

Income before income taxes and minority interests	392.7	325.5	1,212.1	1,057.5

Provision for income taxes	95.1	100.9	315.7	327.8
Minority interests in net earnings of subsidiaries	24.6	4.3	78.9	46.8

Net income	$273.0	$220.3	$817.5	$682.9

Earnings available for common shareholders	$273.0	$218.6	$815.7	$675.7

Earnings per share
Basic	$1.43	$1.22	$4.35	$3.78

Diluted	$1.41	$1.16	$4.24	$3.60

*	Products and systems consist of Automotive Group products and systems and Controls Group installed systems. Services are Controls Group technical and facility management services.

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions, except par value and share data)
(unaudited)

	September 30,		June 30,
	2004	2003	2004
ASSETS

Cash and cash equivalents	$169.5	$136.1	$120.8
Accounts receivable — net	4,173.2	3,539.1	3,814.7
Costs and earnings in excess of billings on uncompleted contracts	328.6	323.0	330.9
Inventories	924.6	825.9	878.7
Other current assets	780.9	796.2	767.3

Current assets	6,376.8	5,620.3	5,912.4

Property, plant and equipment — net	3,529.4	2,963.4	3,208.1
Goodwill — net	3,753.5	3,162.7	3,321.0
Other intangible assets — net	347.0	316.9	315.6
Investments in partially-owned affiliates	314.9	408.1	429.5
Other noncurrent assets	769.2	655.9	785.8

Total assets	$15,090.8	$13,127.3	$13,972.4

LIABILITIES AND EQUITY

Short-term debt	$813.3	$150.5	$415.5
Current portion of long-term debt	226.8	427.8	21.9
Accounts payable	3,767.3	3,329.3	3,562.6
Accrued compensation and benefits	644.8	546.3	610.6
Accrued income taxes	96.3	58.7	63.2
Billings in excess of costs and earnings on uncompleted contracts	197.2	186.2	195.3
Other current liabilities	855.9	885.3	905.5

Current liabilities	6,601.6	5,584.1	5,774.6

Long-term debt	1,630.6	1,776.6	1,834.7
Postretirement health and other benefits	164.1	167.8	165.3
Minority interests in equity of subsidiaries	268.7	221.8	251.8
Other noncurrent liabilities	1,208.4	1,115.7	1,028.4

Long-term liabilities	3,271.8	3,281.9	3,280.2

Preferred stock, $1.00 par value shares authorized: 2,000,000 shares issued and outstanding: 2004 - 0; 2003 - 189.647	—	97.1	—
Common stock, $.04 1/6 par value shares authorized: 600,000,000 shares issued: 2004 - 191,176,609; 2003 - 181,262,254	8.0	15.1	7.9
Capital in excess of par value	953.0	748.0	949.0
Retained earnings	4,187.9	3,541.1	3,957.7
Treasury stock, at cost (2004 - 855,668 shares; 2003 - 951,586 shares)	(14.5)	(9.5)	(14.5)
Employee stock ownership plan — unearned compensation	—	(23.6)	—
Accumulated other comprehensive income (loss)	83.0	(106.9)	17.5

Shareholders’ equity	5,217.4	4,261.3	4,917.6

Total liabilities and shareholders’ equity	$15,090.8	$13,127.3	$13,972.4

JOHNSON CONTROLS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating Activities
Net income	$273.0	$220.3	$817.5	$682.9

Adjustments to reconcile net income to cash provided by operating activities
Depreciation	159.4	139.3	594.4	537.8
Amortization of intangibles	5.9	5.3	22.2	20.2
Equity in earnings of partially-owned affiliates, net of dividends received	(17.2)	(2.0)	(8.3)	(15.9)
Minority interests in net earnings of subsidiaries	24.6	4.3	78.9	46.8
Deferred income taxes	58.0	103.9	100.4	122.7
Gain on sale of long-term investment	—	—	—	(16.6)
Pension contributions in excess of expense	—	6.4	—	(231.7)
Japanese pension settlement gain	—	—	(84.4)	—
Other	(22.7)	9.5	(23.2)	(0.5)

	481.0	487.0	1,497.5	1,145.7

Changes in working capital, excluding acquisition of businesses
Receivables	(205.8)	(158.5)	(422.4)	(31.2)
Inventories	17.3	46.5	(8.5)	(7.6)
Other current assets	(8.3)	(11.0)	24.1	(78.8)
Accounts payable and accrued liabilities	215.0	132.0	337.7	(72.5)
Accrued income taxes	4.1	(63.7)	62.6	(128.1)
Billings in excess of costs and earnings on uncompleted contracts	(7.5)	(12.9)	(3.0)	(12.3)

Cash provided by operating activities	495.8	419.4	1,488.0	815.2

Investing Activities
Capital expenditures	(239.7)	(252.9)	(862.2)	(664.4)
Sale of property, plant and equipment	28.5	45.1	50.9	52.2
Acquisition of businesses, net of cash acquired	(383.0)	(116.6)	(419.6)	(384.7)
Recoverable customer engineering expenditures	(12.4)	(7.2)	(55.0)	(46.0)
Proceeds from sale of long-term investment	—	—	—	38.2
Changes in long-term investments	(4.0)	(27.1)	(24.2)	(8.4)

Cash used by investing activities	(610.6)	(358.7)	(1,310.1)	(1,013.1)

Financing Activities
Increase (decrease) in short-term debt — net	394.9	(489.4)	659.9	53.0
Increase in long-term debt	9.9	505.9	213.7	510.9
Repayment of long-term debt	(191.9)	(179.8)	(869.9)	(376.9)
Payment of cash dividends	(42.8)	(34.2)	(170.7)	(136.3)
Other	(6.6)	19.2	22.5	21.3

Cash provided (used) by financing activities	163.5	(178.3)	(144.5)	72.0

Increase (decrease) in cash and cash equivalents	$48.7	$(117.6)	$33.4	$(125.9)

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

FOOTNOTES

1. Earnings Per Share
 Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0 and $0.6 million for the three months ended September 30, 2004 and 2003, respectively, and $0.1 and $2.1 million for the year ended September 30, 2004 and 2003, respectively. Effective December 31, 2003, the Company converted all the outstanding Series D Convertible Preferred Stock (see Note 3) and accordingly there was no after-tax compensation expense for the three months ended September 30, 2004. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options. All prior year share and per share amounts disclosed in this document have been restated to reflect a two-for-one stock split discussed in Note 2.

	Three Months		Year Ended
	Ended September 30,		Ended September 30,
	(unaudited)
(in millions)	2004	2003	2004	2003
Weighted Average Shares (post-split)
Basic	190.3	180.0	187.7	178.7
Diluted	193.0	190.4	192.6	189.1

Outstanding at period end			190.3	180.3

2. Stock Split
 On November 19, 2003, the Company’s Board of Directors declared a two-for-one stock split of the common stock payable January 2, 2004. All prior year share and per share amounts disclosed in this document have been restated to reflect the two-for-one stock split. The stock split resulted in the issuance of approximately 90.5 million additional shares of common stock. In connection with the stock split, the par value of the common stock was changed from $.16 2/3 per share to $.04 1/6 per share.

3. Conversion of Preferred Stock
 Effective December 31, 2003, the Company’s Board of Directors authorized the redemption of all the outstanding Series D Convertible Preferred Stock, held in the Company’s Employee Stock Ownership Plan (ESOP), and the trustee converted the preferred stock into common shares in accordance with the terms of the preferred stock certificate. The conversion resulted in the issuance of approximately 7.5 million common shares (on a post-split basis) and was accounted for through the exchange of preferred stock into common stock and capital in excess of par value. The conversion of the preferred shares held by the ESOP has been reflected within Shareholders’ Equity in the Consolidated Statement of Financial Position as of September 30, 2004. The conversion of these shares will result in their inclusion in the weighted average common stock outstanding used to compute basic EPS. The conversion of preferred shares has always been assumed in the determination of diluted EPS. The Company’s ESOP was financed with debt issued by the ESOP, and the final ESOP debt payment was paid by the Company in December 2003.

4. Segment Information
 Management’s evaluation of the performance of the Company’s segments excludes the restructuring costs (see Note 5) and the pension gain (see Note 6) recorded in the second quarter of fiscal year 2004.

	Three Months Ended			Year Ended
	September 30,			September 30,
(in millions)	2004	2003	%	2004	2003	%
Sales
Automotive Group	$5,126.0	$4,452.6	15%	$20,475.6	$17,070.0	20%
Controls Group	1,630.9	1,547.1	5%	6,077.8	5,576.0	9%

Total	$6,756.9	$5,999.7		$26,553.4	$22,646.0

Operating Income
Automotive Group (1)	$317.7	$267.9	19%	$1,014.8	$879.0	15%
Controls Group (2)	96.0	92.2	4%	284.3	282.6	1%

Total segment operating income	$413.7	$360.1		$1,299.1	$1,161.6

Restructuring costs	—	—		(82.4)	—
Pension gain	—	—		84.4	—

Consolidated operating income	$413.7	$360.1		$1,301.1	$1,161.6

(1)	Automotive Group operating income for the year ended September 30, 2004 excludes $69.1 million of restructuring costs and a pension gain of $84.4 million, both of which are included within Selling, general and administrative expenses in the Consolidated Statement of Income.

(2)	Controls Group operating income for the year ended September 30, 2004 excludes $13.3 million of restructuring costs included within Selling, general and administrative expenses in the Consolidated Statement of Income.

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5. Restructuring Costs
 In the second quarter of fiscal 2004, the Company executed a restructuring plan involving cost structure improvement actions and incurred $82.4 million of restructuring costs included within Selling, general and administrative expenses in the Consolidated Statement of Income. These costs primarily relate to workforce reductions and plant consolidations. The majority of the actions are concentrated on Automotive Group operations in Europe as the Company focuses on significantly improving profitability in the region in future years. A modest portion of the actions involve Controls Group activities. No further costs related to these actions are anticipated.

6. Japanese Pension Settlement Gain
 During the second quarter of fiscal 2004, the Company recorded a pension gain related to certain of the Company’s Japanese pension plans established under the Japanese Welfare Pension Insurance Law. In accordance with recent amendments to this law, the Company completed the transfer of certain pension obligations and related plan assets to the Japanese government which resulted in a non-cash settlement gain of $84.4 million.

7. Bond Redemption
 In the third quarter of fiscal 2004, the Company redeemed in full $125 million of outstanding principal of its 8.2% bonds due in 2024 plus accrued interest which resulted in a pre-tax charge of approximately $6.0 million included within Miscellaneous — net in the Consolidated Statement of Income.

8. Latin American Battery Acquisition
 In the fourth quarter of fiscal 2004, the Company acquired 100% ownership of its battery joint venture with Grupo IMSA, S.A. de C.V. The purchase price for the remaining 51% interest in the joint venture was approximately $525 million, including the assumption of debt. The acquisition was funded with short-term debt. Management believes the acquisition is in line with the Company’s growth strategies and provides new opportunities to strengthen the Company’s global leadership position in the automotive industry.